Exhibit 99.1
Dan Wachtler Named President & COO of root9B Technologies
NEW YORK, August 31, 2016--- root9B Technologies (OTCQB: RTNB) today announced that Dan Wachtler has been named President and Chief Operating Officer (COO), effective immediately. Formerly, Mr. Wachtler was President and CEO of root9B Technologies’ IPSA subsidiary. As President and COO, Mr. Wachtler will have responsibility for the day-to-day operations of the entire company. He and Eric Hipkins, CEO of the root9B subsidiary, will continue to report directly to Chairman and Chief Executive Officer Joseph Grano.
As announced last week, root9B Technologies is making a strategic shift to a pure cybersecurity company and has added Mr. Hipkins to the Board of the parent company.  The Board also approved an evaluation for the divestiture of non-cybersecurity assets, primarily its IPSA International division, and any remaining components of its energy practice.
Also effective immediately, Brian King is stepping down as COO of root9B Technologies. Mr. King will provide consulting services to the company as needed.
“We are committed and excited with our transition to a “pure play” cybersecurity company,” said Mr. Grano. “We are grateful for the contributions that Mr. King has provided our firm over the past four years and look forward to his ongoing counsel. Mr. Wachtler’s promotion to Chief Operating Officer will facilitate our transition and will also lever his excellent marketing abilities.”
About root9B Technologies

root9B Technologies is a leading provider of Cybersecurity and Regulatory Risk Mitigation. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk, and maximize profits. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and government agencies. For more information, visit www.root9BTechnologies.com

Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com